Exhibit 10.1
TAX PROTECTION AGREEMENT
     THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2010 by and among CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”), CAMPUS CREST COMMUNITIES, INC., a Maryland corporation (the “REIT”), and MXT CAPITAL, LLC, a Delaware limited liability company (“MXT Capital”).
     WHEREAS, pursuant to that certain Contribution Agreement dated as of May 13, 2010, (the “Contribution Agreement”), MXT Capital agreed to transfer to the Partnership all of MXT Capital’s direct or indirect ownership interests in the Student Housing Entities (as defined in the Contribution Agreement), in exchange for 232,593 units of limited partnership interest (“Units”) in the Partnership and a cash payment of approximately is $3,334,062 (the “Formation Transactions”) upon the consummation of the initial public offering of the REIT’s common stock;
     WHEREAS, the Student Housing Entities, directly or indirectly, own certain real estate properties (subject to certain liabilities) (the “Student Housing Properties”) and directly or indirectly conduct the student housing business of MXT and certain other parties;
     WHEREAS, in consideration for the agreement of MXT Capital to enter into the Formation Transactions the REIT and the Partnership desire to enter into this Agreement regarding amounts that may become payable as a result of certain actions taken or to be taken by the Partnership with respect to certain indebtedness of the Partnership and its Subsidiaries and with respect to Student Housing Properties that secure such indebtedness.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
     To the extent not otherwise defined herein, capitalized terms used in this Agreement have the following meanings:
     “Closing Date” means the closing date of the Formation Transactions.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.
     “Deficit Restoration Obligation” or “DRO” means a written obligation by a Protected Partner to restore part or all of its deficit capital account balance in the Partnership upon the occurrence of certain events.

     “DRO Amount” means the aggregate amount that is subject to a DRO by the Protected Partners at any time.
     “General Partner” means Campus Crest Communities GP, LLC, the general partner of the Partnership.
     “Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.
     “Guaranteed Debt” means any loans assumed by the Partnership pursuant to the Formation Transactions, or incurred (or assumed) by the Partnership or any Subsidiary that are guaranteed by Partner Guarantors pursuant to Article 3 hereof at any time after the Closing Date.
     “Indirect Owner” in the case of a Protected Partner that is an entity classified as an “S corporation”, a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Protected Partner, and, in the case of any Indirect Owner that is an entity classified as an “S corporation”, a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.
     “Minimum Liability Amount” means, the amount set forth on Schedule 3.1 hereto.
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).
     “Partner Guarantors” means those Protected Partners (or Indirect Owners) who have guaranteed any portion of the Guaranteed Debt. The Partner Guarantors and each Partner Guarantor’s share of the Guaranteed Amount will be set forth on Exhibit A to Schedule 3.7 hereto, as may be amended from time to time.
     “Partnership” means Campus Crest Communities Operating Partnership, L.P., a Delaware limited partnership.
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Campus Crest Communities Operating Partnership, L.P., dated as of the Closing Date as amended, and as the same may be further amended in accordance with the terms thereof.
     “Protected Partner” means (i) MXT Capital, LLC; and (ii) any person who acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such Units
     “Qualified Guarantee” has the meaning set forth in Section 3.2.
     “Qualified Guarantee Indebtedness” has the meaning set forth in Section 3.2.
     “Recourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(1).

     “Subsidiary” means any entity in which the Partnership owns a direct or indirect interest after giving effect to the Formation Transactions.
     “Tax Protection Period” means the period commencing on the Closing Date and ending on the tenth (10th) anniversary of the Closing Date.
     “Units” means units of limited partnership interest of the Partnership, as described in the Partnership Agreement.
ARTICLE 2
REPORTING OF FORMATION TRANSACTIONS
     For federal, state and local income tax purposes, the Partnership shall report: (i) MXT Capital’s contribution of the Student Housing Entities to the Partnership as a tax free contribution pursuant to Section 721 of the Code (or the corresponding provisions of state or local law, as applicable); (ii) the payment $3,334,062 by the Partnership to MXT Capital as a reimbursement of “pre-formation expenditures” (to the maximum extent permissible) under Section 1.707-4(d) of the Treasury Regulations or such other exception to the disguised sale rules; and (iii) MXT Capital as a partner in the Partnership with respect to all Units received by MXT Capital pursuant to the Formation Transactions. Notwithstanding the foregoing, the Partnership shall not be deemed to have breached its obligations under this Article 2 solely because a governmental taxing authority determines that the Partnership would be required to file an amended return or amended information statement that reports the Formation Transactions other than as a contribution pursuant to Section 721 of the Code and a reimbursement of “preformation expenditures” pursuant to Section 1.707-4(d) of the Treasury Regulations.
ARTICLE 3
ALLOCATION OF LIABILITIES; GUARANTEE OPPORTUNITY
     3.1 Minimum Liability Allocation. During the Tax Protection Period, the Partnership will offer to each Protected Partner (or, at the request of an Indirect Owner, such Indirect Owner) the opportunity either (a) to enter into Qualified Guarantees (whether such guarantee is in the form of a direct guarantee to the lender or an indemnification of the General Partner or the REIT in the case of debt guaranteed or to be guaranteed by the General Partner or the REIT) of Qualified Guarantee Indebtedness; or (b) to enter into a Deficit Restoration Obligation or “DRO,” in such amount or amounts so as to cause the amount of partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount, and to cause that amount of Partnership liabilities with respect to which such Protected Partner will be considered “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount, as provided in this Article 3. In order to minimize the need for the Protected Partner (or Indirect Owner) to enter into Qualified Guarantees or DROs, the Partnership will use the optional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities to the Protected Partners to the extent that the “built-in gain” with respect to Partnership properties exceeds the amount of the Nonrecourse Liabilities considered secured by such properties allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2).
     3.2 Qualified Guarantee Indebtedness and Qualified Guarantee: Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt. In order for an offer by the Partnership of an opportunity to guarantee indebtedness to satisfy the requirements of this Article 3 (whether in the form of a direct guarantee to the lender or an indemnification of the General Partner or the REIT in the case of debt guaranteed or to be guaranteed by the General Partner or the REIT), (i) the indebtedness to be guaranteed must satisfy all of the conditions set forth in this Section 3.2 (indebtedness satisfying all such conditions is referred to as “Qualified Guarantee Indebtedness”); (ii) the guarantee by the Partner Guarantors must be pursuant to a Guarantee Agreement that satisfies the conditions set forth in Section 3.2(a) (each, a “Qualified Guarantee”); (iii) the amount of debt required to be guaranteed by the Partner Guarantor must not exceed the portion of the Guaranteed Amount for which an additional or replacement guarantee is being offered; (iv) the debt to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis in their partnership interests of the partners in the Partnership; and (v) the guarantee must cause the Guaranteed Amount to be included in basis for federal income tax purposes of the Partner Guarantor and considered to be “at risk” for purposes of Section 465 of the Code. If, and to the extent that, a Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Article 3, such indebtedness thereafter shall be considered a Guaranteed Debt and subject to all of the provisions of this Article 3. The conditions that must be satisfied at all times with respect to any additional or replacement Guaranteed Debt offered pursuant to this Article 3 hereof and the guarantees with respect thereto are as follows:
          (a) each such guarantee shall be a “bottom dollar guarantee” such that the lender with respect to the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any “bottom dollar guarantees” permitted pursuant to this paragraph (a) and/or Section 3.3 below) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3.5 below, but only to the extent that, in either case, such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;
          (b) the fair market value of the collateral against which the lender has recourse pursuant to the Guaranteed Debt, determined as of the time the guarantee is entered into (an independent appraisal relied upon by the lender in making the loan shall be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 150% of the sum of (1) the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt, plus (2) the dollar amount of any other indebtedness that is senior to or pari passu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral of the Guaranteed Debt, plus (3) the aggregate amounts of any other guarantees that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3.2(e) below, but only to the extent that such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt);
          (c) (i) the executed guarantee must be delivered to the lender, and (ii) (A) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender as an inducement to it to make a new loan, to continue an existing loan (which continuation is not otherwise required), or to grant a material consent under an existing loan (which consent is not otherwise required to be granted) or, alternatively, (B) the guarantee must otherwise be enforceable under the laws of the state governing the loan and in which the property securing the loan is located or in which the lender has a significant place of business (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof);
          (d) as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulations Section 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) of the Code with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article 3;
          (e) the aggregate Guaranteed Amounts with respect to the Guaranteed Debt will not exceed 25% of the amount of the Guaranteed Debt outstanding at the time the guarantee is executed. Except for guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners, at no time can there be guarantees with respect to the Guaranteed Debt that are provided by other persons that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners. If there are guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners, then the amount of Guaranteed Debt subject to such existing guarantees shall be added to the Guaranteed Amount for purposes of calculating the 25% limitation set forth in this Section 3.2(d); and
          (f) the obligor with respect to the Guaranteed Debt is the Partnership or an entity which is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly-owned Subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable).
     3.3 Covenant With Respect to Guaranteed Debt Collateral. The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that it will not at any time, whether during or following the Tax Protection Period, pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (A) after giving effect thereto the conditions in Section 3.2(b) would continue to be satisfied with respect to the Guaranteed Debt, and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (B) the Partnership (x) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released, and (y) if the Tax Protection Period has not expired, offers to each Partner Guarantor with respect to such original Guaranteed Debt, not less than thirty (30) days prior to such pledge or disposition, the opportunity to enter into a Qualified Guarantee of other Partnership indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this Article 3) in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such Partner Guarantor or, at the option of the Protected Partner, to enter into a Deficit Restoration Obligation in the amount of the original Guaranteed Debt that was guaranteed by such Partner Guarantor.
     3.4 Repayment or Refinancing of Guaranteed Debt. The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt unless (i) after taking into account such repayment, the applicable Partner Guarantor would be entitled to include in its basis for its Units an amount of Guaranteed Debt equal to its Minimum Liability Amount, or (ii) alternatively, the Partnership, not less than thirty (30) days prior to such repayment or refinancing, offers to the applicable Partner Guarantors the opportunity either (1) to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness; or (2) to enter into a Deficit Restoration Obligation, in either case, in an amount sufficient so that, taking into account such guarantees of such other Qualified Guaranteed Indebtedness, as applicable, each Partner Guarantor who guarantees such other Qualified Guaranteed Indebtedness or enters into a Deficit Restoration Obligation would be entitled to include in its adjusted tax basis of its Units debt equal to the Minimum Liability Amount for such Partner Guarantor.
     3.5 Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt. The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner (or Indirect Owner) a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3.2(b) and (e) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3.2(b), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Guaranteed Amounts plus any other preexisting “bottom dollar guarantee” previously permitted pursuant to this Section 3.5 or Sections 3.2(a) and (b) above, for purposes of making the computation provided for in Section 3.2(b)), and (ii) such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its Units pursuant to Treasury Regulations Section 1.752-2.
     3.6 Process. Whenever the Partnership is required under this Article 3 to offer to one or more of the Partner Guarantors an opportunity to guarantee Qualified Guarantee Indebtedness or enter into a DRO, the Partnership shall be considered to have satisfied its obligation if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article 3, the Partnership sends by first class mail, return receipt requested, to the last known address of each such Partner Guarantor (as reflected in the records of the Partnership) the Guarantee Agreement, or DRO, as applicable, to be executed and an explanation of the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the Qualified Guarantee Indebtedness to be guaranteed, a brief description of the collateral for the Qualified Guarantee Indebtedness, a statement of the amount to be guaranteed, the address to which the executed Guarantee Agreement or DRO, as applicable, must be sent and the date by which it must be received, and a statement to the effect that, if the Protected Partner fails to execute and return such Agreement within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that the Partnership is required to offer to be guaranteed or made available for the DRO, and depending upon the Partner Guarantor’s circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred).
     3.7 Presumption as to Schedule 3.7. The form of the Guarantee Agreement attached hereto as Schedule 3.7 shall be conclusively presumed to satisfy the conditions set forth in Section 3.2 and to have caused the Guaranteed Debt to be considered allocable to the Guarantor Partner who enters into such Guarantee Agreement pursuant to Treasury Regulation § 1.752-2 and Section 465 of the Code so long as all of the following conditions are met with respect such Guaranteed Debt:
(i)	there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to this Article 3);

(ii)	the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.3;

(iv)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury

Regulation § 1.752-2 or any person that would be considered a “related party” as determined for purposes of Section 465 of the Code; and
(v)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person or entity to be considered to bear the risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation § 1.752-2 or that would cause such entity to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.
     3.8 Deficit Restoration Obligation. The Partnership will maintain an amount of indebtedness of the Partnership that would be considered a Recourse Liability (taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to or greater than the sum of the amounts subject to a DRO of all Protected Partners and other partners in the Partnership (the “Aggregate DRO Amount”). The deficit restoration obligation shall be conclusively presumed to cause the Protected Partner to be allocated an amount of liabilities equal to the DRO Amount of such Protected Partner for purposes of Section 752 of the Code, provided that (1) the Partnership maintains an amount of debt that is considered “recourse” indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the General Partner) equal to the aggregate DRO Amounts of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such deficit restoration obligation are met. For the avoidance of doubt, the purpose of this Section 3.8 is not to require the Partnership to incur or increase the amount of Recourse Liabilities, if any, to which the Protected Properties are subject, provided that the Partnership maintains in place sufficient Recourse Liabilities to cover the Aggregate DRO Amount, if any, from time to time and does not take any actions (or cause or permit such actions to be taken) that would decrease the amount of such Recourse Liabilities that are allocable to the Protected Partners under Section 752 of the Code as a result of any such DRO entered into by such Protected Partner.
     3.9 Additional Guarantee and DRO Opportunities. Without limiting any of the other obligations of the Partnership under this Agreement, from and after the expiration of the Tax Protection Period, the Partnership shall, upon a request from a Protected Partner, use commercially reasonable efforts to permit such Protected Partner to enter into an agreement with the Partnership to bear the economic risk of loss as to a portion of the Partnership’s recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such Protected Partner’s interest in the Partnership and/or to bear financial liability under a Guarantee Agreement substantially in the form of Schedule 3.7 hereto for indebtedness that would be considered Qualifying Guarantee Indebtedness under Section 3.2 hereof, if such Protected Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such agreement, such Protected Partner likely would not be allocated from the Partnership sufficient indebtedness under

Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership). The Partnership and its professional tax advisors shall cooperate in good faith with such Protected Partner and its professional tax advisors to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Protected Partner’s adjusted tax basis in its Units and at-risk amount. If the Partnership permits a Protected Partner to enter into an agreement under this Section 3.9, the Partnership shall be under no further obligation with respect thereto, and the Partnership shall not be required to indemnify such Protected Partner for any damage incurred, in connection with or as a result of such agreement or the indebtedness, including without limitation a refinancing or prepayment thereof or taking any of the other actions required by Article 3 hereof with respect to Qualified Indebtedness.
ARTICLE 4
REMEDIES FOR BREACH
     4.1 Monetary Damages. In the event that the Partnership breaches its obligations set forth in Article 2, Article 3, or Article 6 with respect to a Protected Partner (or Indirect Owner), the Protected Partner’s (and Indirect Owner’s) sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to the aggregate federal, state and local income taxes incurred by the Protected Partner (or Indirect Owner) as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner (or Indirect Owner) with respect to its Units by reason of such breach plus an amount equal to the aggregate federal, state, and local income taxes payable by the Protected Partner (or Indirect Owner) as a result of the receipt of any payment required under this Section 4.1.
     For purposes of determining the amount of the indemnity payment owed to a Protected Partner or Indirect Owner pursuant to this Section 4.1 (1) all income arising from a transaction or event that is treated as ordinary income under applicable provisions of the Code and all payments under this Section 4.1 shall be treated as subject to federal, state, and local income tax at an effective tax rate imposed on ordinary income of individuals residing in the city and state of residence of such Protected Partner, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on ordinary income then in effect in such city and state, (2) all income arising from a transaction or event that is treated as “unrecaptured section 1250 gain” within the meaning of Section 1(h)(6) of the Code with respect to such Protected Partner shall be subject to federal, state, and local income tax at the effective tax rate imposed on the unrecaptured section 1250 gain of individuals residing in the city and state of residence of such Protected Partner, (3) all other income arising from the transaction or event shall be subject to federal, state and local income tax at the effective tax rate imposed on long-term capital gains of individuals residing in the city and state of residence of the Protected Partner, determined using the maximum federal, state, and local rates of tax imposed on long-term capital gains then in effect, (4) any amounts giving rise to a payment under this Section 4.1 will be determined assuming that the transaction or event giving rise to the Partnership’s obligation to make a payment was the only transaction or event reported on the Protected Partner’s tax return (i.e., without giving effect to any loss carryforwards or other deductions attributable to such Protected Partner) with respect to its direct or indirect investment in the Partnership, and (5) any amounts payable with respect to state and local income taxes shall be treated as deductible for federal income tax purposes (taking into account any limitation or phaseout of itemized deductions applicable to taxpayers in the highest federal income tax bracket). In the case of a Protected Partner that is a partnership, “S corporation” or a disregarded entity for federal income tax purposes, the preceding sentence shall be applied treating each Indirect Owner of such partnership, “S corporation” or disregarded entity as if it were directly a Protected Partner.
     4.2 Process for Determining Damages.
          (a) At the time the Partnership (or a Subsidiary) enters into an agreement to consummate a transaction that, if consummated, would result in a breach of the Partnership’s obligations under Article 2, Article 3 or Article 6 hereof (a “Prohibited Transaction”), and in any case not less than thirty (30) days prior to consummating such Prohibited Transaction, the Partnership shall notify each affected Protected Partner (or Indirect Owner) in writing, which such notice shall include the approximate sales price or other amount to be realized for income tax purposes in connection with such Prohibited Transaction and all other relevant details of the Prohibited Transaction and shall request from the Protected Partner (or Indirect Owner) such information that is within the Protected Partner’s (or Indirect Owner’s) possession or control and is relevant to the calculation of the indemnity set forth in Section 4.1 hereof within ten (10) days of such request. Within ten (10) days after receipt of such information from the Protected Partner (or Indirect Owner) (or, if no such information is requested, at the same time the Partnership notifies the Protected Partner (or Indirect Owner) of the Prohibited Transaction as provided above), the Partnership shall provide to the Protected Partner a computation of the indemnity payment, if any, owing to the Protected Partner pursuant to Section 4.1 resulting from such Prohibited Transaction. The Protected Partner (or Indirect Owner) shall have five (5) days from its receipt of the Partnership’s calculation of the amount of the indemnity due under Section 4.1 hereof to review and raise any objections to such calculation. The Partnership and the Protected Partner (or Indirect Owner) hereby agree to negotiate in good faith any objections raised by the Protected Partner (or Indirect Owner) to such indemnity calculation.
          (b) Notwithstanding anything to the contrary contained herein, the Partnership may not enter into a Prohibited Transaction unless, at least fourteen (14) days prior to entering into such transaction, the Partnership will have provided the Protected Partner with evidence reasonably satisfactory to the Protected Partner that, following such transaction, and including any proceeds from such transaction, the Partnership will have the requisite liquidity to make any necessary indemnification payments required pursuant to this Agreement. The Protected Partner shall have the right to seek and obtain specific performance or injunctive relief with respect to this Section 4.2(b).
     4.3 Required Notices: Time for Payment. The Partnership shall make any required indemnity payment owing to a Protected Partner (or Indirect Owner) pursuant to Section 4.1 no later than five (5) days prior to the due date of the quarterly estimated tax payment for individuals which next follows the date that the Prohibited Transaction is consummated or, if later, ten (10) days after the date required for the Partnership’s delivery of the computation of the indemnity payment to the Protected Partner (or Indirect Owner). In the event of a payment required after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal, or comparable publication if the aforementioned rate is not available, effective as of the date the payment is required to be made.
     4.4 Additional Damages for Breaches of Section 3.3. Notwithstanding any of the foregoing in this Article 4, in the event that the Partnership should breach any of its covenants set forth in Section 3.3 hereof and a Protected Partner (or Indirect Owner) is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an “Excess Payment”), then, in addition to the damages provided for in the other Sections of this Article 4, the Partnership shall pay to such Protected Partner (or Indirect Owner) an amount equal to the sum of (i) the Excess Payment, and (ii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the Protected Partner (computed as set forth in Section 4.1) as a result of any payment required under this Section 4.4. Such amount shall be paid within fifteen (15) days of the Partnership’s receipt of notice from the Protected Partner (or Indirect Owner) of the Partnership’s breach of the covenants set forth in Section 3.3 hereof.
ARTICLE 5
SECTION 704(C) METHOD AND ALLOCATIONS
     Notwithstanding any provision of the Partnership Agreement, the Partnership shall use, and shall cause any other entity in which the Partnership has a direct or indirect interest to use, the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to each property listed on Schedule 5 to take into account the book-tax disparities as of the Closing Date and with respect to any revaluation of such property pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), or 1.704-3(a)(6) with no “curative allocations”, “remedial allocations” or adjustments to other items to offset the effects of the “ceiling rule,” including upon any sale of any property listed on Schedule 5.
ARTICLE 6
ALLOCATIONS OF LIABILITIES PURSUANT TO REGULATIONS UNDER SECTION 752
     6.1 Allocation Methods to be Followed. Except as provided in Section 6.2, all tax returns prepared by the Partnership with respect to the Tax Protection Period that allocate liabilities of the Partnership for purposes of Section 752 of the Code and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of debt comprised of (i) Recourse Debt allocated pursuant to Treasury Regulations Section 1.752-2, (ii) any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulations Section 1.752-3 and (iii) any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness entered into pursuant to other agreements with the Partnership at least equal to such Partner Guarantor’s Minimum Liability Amount, as set forth on Schedule 3.1 hereto and as maybe reduced pursuant to the terms of this Agreement, and the Partnership and the REIT shall not, during or with respect to the Tax Protection Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as Forms K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Partnership or the tax treatment of any holder of partnership interests the Partnership).
     6.2 Exception to Required Allocation Method. Notwithstanding the provisions of this Agreement, the Partnership shall not be required to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement if and to the extent that the Partnership determines in good faith that there may not be “substantial authority” (within the meaning of Treasury Regulations §1.6662-4(d)) for such allocation; provided that the Partnership shall provide to each Protected Partner, notice of such determination and if, within forty-five (45) days after the receipt thereof, the Partnership is provided an opinion of a law firm recognized as expert in such matters or a nationally recognized public accounting firm to the effect that there is “substantial authority” (within the meaning of Treasury Regulations §1.6662-4(d)) for such allocations, the Partnership shall continue to make allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement; provided further that if there shall have been a judicial determination in a proceeding to which the Partnership is a party to the effect that such allocations are not correct, Section 6.1 shall not apply unless the matter is being appealed to an applicable court of appeals, the requirements of Section 9.10 shall have been satisfied in connection therewith, and the opinion described above from counsel or accountants engaged by a Protected Partner shall have been provided, except that such opinion shall be to the effect that it is more likely than not that such allocations will be respected. In no event shall this Section 6.2 be construed to relieve the Partnership for liability arising from a failure by the Partnership to comply with one or more of the provisions of Article 3 of this Agreement.
     6.3 Cooperation in the Event of a Change. If a change in the Partnership’s allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners is required by reason of circumstances described in Section 6.2, the Partnership and its professional tax advisors shall cooperate in good faith with each Protected Partner (or in the event of their death or disability, their executor, guardian or custodian, as applicable) and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the Protected Partners in the manner contemplated by the allocations of Guaranteed Debt or other recourse debt of the Partnership to the Protected Partners as set forth in this Agreement.
ARTICLE 7
TAX PROCEEDINGS
     7.1 Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against the Protected Partners or the Partnership, the calculation of which involves a matter covered in this Agreement, that could result in tax liability to a Protected Partner (“Tax Claim”) or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) involving the Protected

Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect the Protected Partners (adversely or otherwise), the REIT or the Partnership, as applicable, shall promptly notify the Protected Partners of such Tax Claim or Tax Proceeding.
     7.2 Control of Tax Proceedings. The REIT, as the sole member in the general partner of the Partnership, shall have the right to control the defense, settlement or compromise of any Tax Proceeding or Tax Claim; provided, however, that the REIT shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding that could result in tax liability to a Protected Partner (or Indirect Owner) without the prior written consent of the affected Protected Partners (unless, and only to the extent, that any taxes required to be paid by the Protected Partner (or Indirect Owners) as a result thereof would be required to be reimbursed by the Partnership and the REIT under Article 4, and the Partnership and the REIT agree in connection with such settlement or consent to make such required payments); provided further that the Partnership shall keep the Protected Partners duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the Protected Partners (or Indirect Owners) and that the Protected Partner shall have the right to review and comment on any and all submissions made to the Internal Revenue Service, a court, or other governmental body with respect to such Tax Claim or Tax Proceeding and that the Partnership will consider such comments in good faith.
     7.3 Timing of Tax Returns: Periodic Tax Information. The Partnership shall cause to be delivered to each Protected Partner, as soon as practicable each year, the Schedules K-1 that the Partnership is required to deliver to such Protected Partner with respect to the prior taxable year. In addition, the Partnership agrees to provide to each Protected Partner, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership to such Protected Partner, provided that such estimates shall not be required to be provided more frequently than once each calendar quarter.
ARTICLE 8
AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS; APPROVAL OF CERTAIN TRANSACTIONS
     8.1 Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by the REIT, the General Partner, and each of the Protected Partners.
     8.2 Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner (or Indirect Owner), in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner (or Indirect Owner) pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner (or Indirect Owner).

ARTICLE 9
MISCELLANEOUS
     9.1 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
     9.2 Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.
     9.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partner, the Indirect Owners, and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partner (and Indirect Owners) not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.
     9.4 Modification: Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
     9.5 Representations and Warranties Regarding Authority: Noncontravention.
          (a) Representations and Warranties of the REIT and the Partnership. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary corporate, partnership, or other (as the case may be) action on the part of each of the

REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (x) the Partnership Agreement or (y) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (y), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.
          (b) Representations and Warranties of the Protected Partner. The Protected Partner has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by the Protected Partner and the performance of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of the Protected Partner. This Agreement has been duly executed and delivered by the Protected Partner and constitutes a valid and binding obligation of the Protected Partner.
     9.6 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     9.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:
     (i) if to the Partnership or the REIT, to:
Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, NC 28211
Attention: Chief Financial Officer
Facsimile: (704) 937-0965
     (ii) if to a Protected Partner, (or Indirect Owner) to the address on file with the Partnership.
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     9.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
     9.9 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of North Carolina, without regard to the choice of law provisions thereof.
     9.10 Dispute Resolution/Arbitration/Mediation.
          (a) Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to this Agreement (or any other agreement contemplated by or related to this Agreement), including, the interpretation, performance or breach thereof, and including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an “Arbitrable Claim”), shall be settled by final and binding arbitration conducted in Charlotte, North Carolina. Any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) involving, first, mediation before a member of the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential, except as required for financial, tax, or legal advice; to enforce the terms of this Agreement; or to secure and/or enforce a judgment on any award.
          (b) Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that a Arbitrable Claim exists, the matter shall be referred to the Atlanta, Georgia office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which JAMS panelist will seek to guide the parties to a resolution of the Arbitrable Claims. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.
          (c) Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable

Claims to final and binding arbitration administered by a single JAMS arbitrator in accordance with the then existing JAMS Comprehensive Arbitration Rules & Procedures. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as required for financial, tax, or legal advice; to enforce the terms of this Agreement; or to secure and/or enforce a judgment on any arbitration award. Except as provided herein, the North Carolina Revised Uniform Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subparagraph. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.
          (d) Survivability. This dispute resolution process shall survive the termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.
     9.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.
     9.12 Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.
     9.13 Conflicts. The parties understand and agree that the obligations of the Partnership under this Agreement shall be in addition to its obligations under the Partnership Agreement, and to the extent of any inconsistency between this Agreement and the Partnership Agreement, the terms of this Agreement shall control; provided, that under no circumstances shall the terms or application of this Section 9.13 be deemed to be or result in an amendment to the Partnership Agreement.
Signatures on the Following Page

     IN WITNESS WHEREOF, the REIT, the Partnership, the Protected Partner and the Indirect Owners have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

THE REIT: CAMPUS CREST COMMUNITIES, INC.
By:	/s/ Earl C. Howell
Earl C. Howell, President

THE PARTNERSHIP: CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, L.P.
By:	CAMPUS CREST COMMUNITIES, GP, LLC, its General Partner

By:	CAMPUS CREST COMMUNITIES, INC., its sole Member

By:	/s/ Earl C. Howell
Earl C. Howell, President

THE PROTECTED PARTNER: MXT CAPITAL, LLC
By:	/s/ Ted W. Rollins
its Managing Member

THE INDIRECT OWNERS:
/s/ Ted W. Rollins
TED W. ROLLINS

/s/ Michael S. Hartnett
MICHAEL S. HARTNETT

SCHEDULE 3.1
MINIMUM LIABILITY AMOUNT
Fifty Six Million and No/100 ($56,000,000)

SCHEDULE 3.7
FORM OF GUARANTEE1
GUARANTEE
     This Guarantee is made and entered into as of the ____ day of ___________ ____, by the persons listed on Exhibit A annexed hereto (the “Guarantors”) for the benefit of the Lender set forth on Exhibit B annexed hereto and made a part hereof (the “Lender”) which term shall include any person or entity who hereafter holds the Note (as defined below) in accordance with the terms hereof).
RECITALS
     WHEREAS, the Lender has loaned to the borrower set forth on Exhibit B (the “Borrower”) the amount set forth opposite such Lender’s name on Exhibit B, which loan (i) is evidenced by the promissory note described on Exhibit C hereto (the “Note”), (ii) has a current outstanding balance in the amount set forth on Exhibit B annexed hereto, and (ii) is secured by a mortgage or deed of trust on the collateral described on Exhibit D annexed hereto (the “Deed of Trust”), with the property and other assets securing such Deed of Trust referred to as the “Collateral”);

[1]	This Form of the Guarantee is for Guaranteed Debt where the following conditions all are applicable:
(i)	there are no other guarantees in effect with respect to such Guaranteed Debt;

(ii)	the collateral securing such Guaranteed Debt is not collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Tax Protection Period pursuant to the proviso set forth in Section 3.5;

(iv)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership is determined for purposes of Treasury Regulation § 1.752-2; and

(v)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered, or thereafter shall enter, into a relationship that would cause such person or entity to be considered to bear risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation § 1.752-2.

(vi)	If, and to the extent that, one or more of these conditions is not applicable, appropriate changes to the attached Form of Guaranty will be required in order to cause the various conditions set forth in Article 3 of the Tax Protection Agreement to be satisfied.

     WHEREAS, the Borrower is either Campus Crest Communities Operating Partnership L.P., a Delaware limited partnership (the “Partnership”) or a Subsidiary of the Partnership in which the Partnership owns a [__%] or greater interest in the Subsidiary
     WHEREAS, the Guarantors are limited partners in the Partnership; and
     WHEREAS, the Guarantors are executing and delivering this Guarantee to guarantee a portion of the Borrower’s payments with respect to the Note, subject to and otherwise in accordance with the terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the foregoing recitals and facts and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the Guarantors hereby agree as follows:
     1. Guarantee and Performance of Payment.
     (a) The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Lender of, and hereby agree to pay to the Lender upon demand (following (1) foreclosure of the Deed of Trust, exercise of the powers of sale thereunder and/or acceptance by the Lender of a deed to the Collateral in lieu of foreclosure, and (2) the exhaustion of the exercise of any and all remedies available to the Lender against the Borrower, including, without limitation, realizing upon the assets of the Borrower other than the Collateral against which the Lender may have recourse), an amount equal to the excess, if any, of the Guaranteed Amount set forth on Exhibit B over the Lender Proceeds (as hereinafter defined) (which excess is referred to as the “Aggregate Guarantee Liability”). The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the same proportion as the dollar amounts listed next to such Guarantor’s name on Exhibit A attached hereto bears to the total Guaranteed Amount set forth on Exhibit A, provided that, notwithstanding anything to the contrary contained in this Guarantee, each Guarantor’s aggregate obligation under this Guarantee shall be limited to the dollar amount set forth on Exhibit A attached hereto next to such Guarantor’s name. The Guarantors’ obligations as set forth in this paragraph 1(a) are hereinafter referred to as the “Guaranteed Obligations.”
     (b) For the purposes of this Guarantee, the term “Lender Proceeds” shall mean the aggregate of (i) the Foreclosure Proceeds (as hereinafter defined) plus (ii) all amounts collected by the Lender from the Borrower (other than payments of principal, interest or other amounts required to be paid by the Borrower to Lender under the terms of the Note that are paid by the Borrower to the Lender at a time when no default has occurred under the Note and is continuing) or realized by the Lender from the sale of assets of the Borrower other than the Collateral.
     (c) For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to the Collateral:

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     1. If at least one bona fide third party unrelated to the Lender (and including, without limitation, any of the Guarantors) bids for such Collateral at a sale thereof, conducted upon foreclosure of the related Deed of Trust or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Collateral by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the proposes of determining such highest bid, amounts bid for the Collateral by the Lender shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Lender under the Note.
     2. If there is no such unrelated third-party at such sale of the Collateral so that the only bidder at such sale is the Lender or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the Collateral as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).
     3. If the Lender receives and accepts a deed to the Collateral in lieu of foreclosure in partial satisfaction of the Borrower’s obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Collateral as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).
     (d) Fair Market Value of the Collateral (or any item thereof) shall be the price at which a willing seller not compelled to sell would sell such Collateral, and a willing buyer not compelled to buy would purchase such Collateral, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements. If the Lender and the Guarantor are unable to agree upon the Fair Market Value of any Collateral in accordance with subparagraphs 1(c) 2. or 3. above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to such Collateral, either party may have the Fair Market Value of such Collateral determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Collateral being valued in the greater metropolitan area in which such Collateral is located. If each party shall appoint an appraiser having the aforesaid qualifications and if such appraisers cannot, within thirty (30) days after the appointment of the second

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appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Collateral is located or to which the Collateral is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Collateral in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Collateral in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Lender and the Guarantor. The Fair Market Value of the Collateral shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Collateral shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value of a Property, as so determined, shall be binding and conclusive upon the Lender and the Guarantors. Guarantors shall bear the cost of its own appraiser and, subject to subparagraph 1(e), shall bear all reasonable costs of appointing, and the expenses of, any other appraiser appointed pursuant to this subparagraph (1)(d).
     (e) Notwithstanding anything in the preceding subparagraphs of this paragraph 1, (i) in no event shall the aggregate amount required to be paid pursuant to this Guarantee by the Guarantors as a group with respect to all defaults under the Note and the Deed of Trust securing the obligations thereunder exceed the Guaranteed Amount set forth on Exhibit B hereto, and (ii) the aggregate obligation of each Guarantor hereunder with respect to the Guaranteed Obligation shall be limited to the lesser of (I) the product of (w) the Individual Guarantee Percentage for such Guarantor set forth on Exhibit A hereto multiplied by (x) the Guaranteed Amount, or (II) the product of (y) such Guarantor’s Individual Guarantee Percentage multiplied by (z) the Aggregate Guarantee Liability.
     (f) In confirmation of the foregoing, and without limitation, the Lender must first exhaust all of its rights and remedies against all property of the Borrower as to which the Lender has (or may have) a right of recourse, including, without limitation, the institution and prosecution to completion of appropriate foreclosure proceedings under the Deed of Trust, before exercising any right or remedy or making any claim, under this Guarantee.
     (g) The obligations under this Guarantee shall be personal to each Guarantor and shall not be affected by any transfer of all or any part of a Guarantor’s interests in the Partnership; provided, however, that if a Guarantor has disposed of all of its equity

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interests in the Partnership, the obligations of such Guarantor under this Guarantee shall terminate 12 months after the date of such disposition (the “Termination Date”) provided (i) the Guarantor notifies the Lender that it is terminating its obligations under this Guarantee as of the Termination Date and (ii) the fair market value of the Collateral exceeds the outstanding balance of the Note, including accrued and unpaid interest, as of the Termination Date. Further, no Guarantor shall have the right to recover from the Borrower any amounts such Guarantor pays pursuant to this Guarantee (except and only to the extent that the amount paid to the Lender by such Guarantor exceeds the amount required to be paid by such Guarantor under the terms of this Guarantee).
     (h) The obligations of any Guarantor who is an individual as a Guarantor hereunder shall terminate with respect to such Guarantor one week after the death of such Guarantor if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the applicable provisions of the Internal Revenue Code).
     2. Intent to Benefit Lender. This Guarantee is expressly for the benefit of the Lender. The Guarantors intend that the Lender shall have the right to enforce the obligations of the Guarantors hereunder separately and independently of the Borrower, subject to the provisions of paragraph 1 hereof, without any requirement whatsoever of resort by the Lender to any other party. The Lender’s rights to enforce the obligations of the Guarantors hereunder are material elements of this Guarantee. This Guarantee shall not be modified, amended or terminated (other than as specifically provided herein) without the written consent of the Lender. The Borrower shall furnish a copy of this Guarantee to the Lender contemporaneously with its execution.
     3. Waivers. Each Guarantor intends to bear the ultimate economic responsibility for the payment hereof of the Guaranteed Obligations to the extent set forth in Paragraph 1 above. Pursuant to such intent:
     (a) Except as expressly set forth in Paragraph 1 above, each Guarantor expressly waives any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender, or any subsequent holder of the Note or any beneficiary of the Deed of Trust to sue or enforce payment thereof or pursue any other remedy in the power of the Borrower, the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust whatsoever, and failure of the Borrower or the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust to do so shall not exonerate, release or discharge a Guarantor from its absolute unconditional obligations under this Guarantee. Each Guarantor hereby binds and obligates itself, and its permitted successors and assignees, for performance of the Guaranteed Obligations according to the terms hereof, whether or not the Guaranteed Obligations or any portion thereof are valid now or hereafter enforceable against the Borrower or shall have been incurred in compliance with any of the conditions applicable thereto, subject, however, in all respects to the Guarantee Limit and the other limitations set forth in paragraph 1.

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     (b) Each Guarantor expressly waives any right (pursuant to any law, rule, arrangement, or relationship) to compel any other person (including, but not limited to, the Borrower, the Partnership, any subsidiary of the Partnership or the Borrower, or any other partner or affiliate of the Partnership or the Borrower) to reimburse or indemnify such Guarantor for all or any portion of amounts paid by such Guarantor pursuant to this Guarantee to the extent such amounts do not exceed the amounts required to be paid by such Guarantor pursuant to paragraph 1 hereof (taking into account the limitations set forth therein).
     (c) Except as expressly set forth in Paragraph 1 above, if and only to the extent that the Borrower has made similar waivers under the Note or the Deed of Trust, each Guarantor expressly waives: (i) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Note or the Deed of Trust; (ii) any defense that may arise by reason o£ the incapacity, or lack of authority of the Borrower, the revocation or repudiation hereof by such Guarantor, the revocation or repudiation of the Note or the Deed of Trust by the Borrower, the failure of the Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Borrower; the unenforceability in whole or in part of the Note, the Deed of Trust or any other document or instrument related thereto; the Lender’s election, in any proceeding by or against the Borrower under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; or any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (iii) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guarantee or occurrence of, or any default in connection with, the Note or the Deed of Trust, and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Note; (iv) any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of such Guarantor or the right of such Guarantor, if any, to proceed against the Borrower for reimbursement, or any combination thereof; (v) subject to Paragraph 4 below, any defense based upon any taking, modification or release of any collateral or guarantees for the Note, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Note; (vi) any rights or defenses based upon any right to offset or claimed offset by such Guarantor against any indebtedness or obligation now or hereafter owed to such Guarantor by the Borrower; or (vii) any rights or defenses based upon any rights or defenses of the Borrower to the Note or the Deed of Trust (including, without limitation, the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Borrower); it being intended, except as expressly set forth in Paragraph 1 above, that such Guarantor shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of such Guarantor or of the Borrower.

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     4. Amendment of Note and Deed of Trust. Without in any manner limiting the generality of the foregoing, the Lender or any subsequent holder of the Note or beneficiary of the Deed of Trust may, from time to time, without notice to or consent of the Guarantors, agree to any amendment, waiver, modification or alteration of the Note or the Deed of Trust relating to the Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any Guarantor or endorser and acceptance or release of any security for the Note), it being understood and agreed by the Lender, however, that the Guarantor’s obligations hereunder are subject, in all events, to the limitations set forth in Paragraph 1;
provided that (i) in the event that the Lender consents to the release of any Collateral securing the Note pursuant to the Deed of Trust, the Guaranteed Amount shall be reduced by the Fair Market Value of such Collateral on the date of such release (determined as set forth in Section 1(d)); and (ii) upon any material change to the Note or the Deed of Trust, including, without limitation, the maturity date or the interest rate of the Note, or upon any release or substitution of any Collateral securing the Note, within thirty (30) days of any Guarantor’s receipt of actual notice of such event, subject to the following sentence, such Guarantor may elect to terminate such Guarantor’s obligations under this Guarantee by written notice to the Lender. Such termination shall take effect on the 31st day following such actual notice, provided that no default under the Guaranteed Obligation has occurred and is then continuing.
     5. Termination of Guarantee. Subject to Paragraph 4, this Guarantee is irrevocable as to any and all of the Guaranteed Obligations.
     6. Independent Obligations. Except as expressly set forth in Paragraph 1, the obligations of each Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought by a Lender against the Guarantors, whether or not actions are brought against the Borrower. Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Guarantor may now or hereafter have against the Borrower, or any other person directly or contingently liable for the payment or performance of the Note and the Deed of Trust arising from the existence or performance of this Guarantee (including, but not limited to, the Partnership, Campus Crest Communities, Inc., or any other partner of the Partnership) (except and only to the extent that a Guarantor makes a payment to the Lender in excess of the amount required to be paid under paragraph 1 and the limitations set forth therein).
     7. Understanding With Respect to Waivers. Each Guarantor warrants and represents that each of the waivers set forth above are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

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     8. No Assignment. No Guarantor shall be entitled to assign his or her rights or obligations under this Guarantee to any other person without the written consent of the Lender.
     9. Entire Agreement. The parties agree that this Guarantee contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the parties.
     10. Notices. Any notice given pursuant to this Guarantee shall be in writing and shall be deemed given when delivered personally, or sent by registered or certified mail, postage prepaid, as follows:
If to the Partnership:
Campus Crest Communities Operating Partnership, L.P.
Campus Crest Communities, Inc.
2100 Rexford Road, Suite 414
Charlotte, NC 28211
Attention: Chief Financial Officer
Facsimile: (704) 937-0965
or to such other address with respect to which notice is subsequently provided in the manner set forth above; and
     If to a Guarantor, to the address set forth on Exhibit A hereto, or to such other address with respect to which notice is subsequently provided in the manner set forth above.
     11. Applicable Law. This Guarantee shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware without reference to its choice of law provisions.
     12. Consent to Jurisdiction: Enforceability
     (a) This Guarantee and the duties and obligations of the parties hereto shall be enforceable against each Guarantor in the courts of the State of Delaware. For such purpose, each Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Guarantee may be heard and determined in any of such courts.
     (b) Each Guarantor hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Guarantee shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     13. Condition of Borrower. Each Guarantor is fully aware of the financial condition of the Borrower and is executing and delivering this Guarantee based solely upon its own

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independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender or the Borrower. Each Guarantor represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Borrower’s financial conditions and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same. By executing this Guarantee, each Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks it acknowledges.
     14. Expenses. Each Guarantor agrees that, promptly after receiving Lender’s notice therefor, such Guarantor shall reimburse Lender, subject to the limitation set forth in subparagraph 1(e) and to the extent that such reimbursement is not made by Borrower, for all reasonable expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guarantee.
     IN WITNESS WHEREOF, the undersigned Guarantors set forth on Exhibit A hereto have executed this Guarantee as of the date first set forth above.

GUARANTORS SET FORTH ON EXHIBIT A HERETO:
By:

By:

By:

By:

By:

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Exhibit A to Guarantee

Guaranteed
Name and Address of Partner Guarantors	Amount
Guarantors, as a group	$

Individual Guarantors:	Individual Guarantee Percentage

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Exhibit B to Guarantee

Date of and
		Principal Amount	Debt Balance as of
Name of Lender	Name of Borrower	Loan	of __/__/_____	Guaranteed Amount

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Exhibit C to Guarantee
Summary of Principal Terms of Note [or attach copy of Note]

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Exhibit D to Guarantee
Identification of Deed of Trust and
Brief Summary Description of Collateral

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SCHEDULE 5
Property Subject to Traditional Allocation Method
Under Treasury Regulations Section 1.704-3(b)
Property
1. The Grove at Asheville
2. The Grove at Carrollton
3. The Grove at Cheney
4. The Grove at Ellensburg
5. The Grove at Jonesboro
6. The Grove at Las Cruces
7. The Grove at Lubbock
8. The Grove at Mobile
9. The Grove at Mobile Phase II
10. The Grove at Murfreesboro
11. The Grove at Nacogdoches
12. The Grove at Stephenville
13. The Grove at Troy
14. The Grove at Waco
15. The Grove at Wichita
16. The Grove as Wichita Falls